EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (File No. 333-2320 and File No. 333-127134), of the Southern Missouri Bancorp, Inc. 1994 and 2003 Stock Option Plans, of our report, dated July 13, 2006, on our audits of the consolidated financial statements of Southern Missouri Bancorp, Inc. as of June 30, 2006 and 2005, and for each of the three years in the period ended June 30, 2006, which report is incorporated by reference in this Annual Report on Form 10-K.

/s/ BKD, LLP
St. Louis, Missouri
September 26, 2006